Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt KVH Industries 401-847-3327 pspratt@kvh.com	Christine Mohrmann Financial Dynamics 212-850-5600

KVH Industries Reports Second Quarter 2012 Results

•	Record quarterly revenue of $32M

•	mini-VSAT Broadband airtime revenue up 68% year over year

•	Record bookings for Guidance & Stabilization products and services

MIDDLETOWN, RI – July 27, 2012 – KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the second quarter ended June 30, 2012. Revenue for the quarter was $32.0 million, up approximately 5% compared to the quarter ended June 30, 2011. Net income for the period was $0.5 million, or $0.03 per diluted share. During the same period last year the company reported net income of $0.2 million, or $0.01 per diluted share, on revenues of $30.6 million.

For the six months ended June 30, 2012, revenue was $58.7 million, up 7% compared to $55.0 million for the six months ended June 30, 2011. KVH reported a net loss of $0.9 million, or $0.06 on a per share basis, for the first six months of 2012. During the same period last year, the company reported a net loss of $1.3 million, or $0.09 on a per share basis.

“Our results this quarter reflect the benefit that comes from our diversity of offerings and the increasing strength of our broadband communications business,” said Martin Kits van Heyningen, KVH’s chief executive officer. “Airtime revenue from the mini-VSAT Broadbandsm business grew 68% compared to the second quarter last year. This is a testament to the robustness of our global broadband network as the number of active accounts continues to grow at a strong rate.”

“During the quarter we also achieved record bookings for our guidance and stabilization business, which included our largest TACNAV® order ever, for $35.6 million of products and services for the Saudi Arabian National Guard,” continued Mr. Kits van Heyningen. “Our backlog for guidance and stabilization is currently three times our historical levels. We’re very pleased with our recent bookings success for these products and services and there are several other opportunities that we continue to pursue.”

In the second quarter of 2012, total mobile communications revenue was approximately $24.0 million, up 26% on a year-over-year basis. Maritime satellite TV sales increased 13% year over year, largely reflecting the positive market acceptance of our new TracVision® HD11 system.

KVH’s guidance and stabilization revenue from the company’s FOG solutions, TACNAV military navigation systems, and related services was approximately $8.0 million in the second quarter of 2012, down 31% on a year-over-year basis due to a strong comparative quarter in 2011 when another large foreign military TACNAV order was shipped. Sales of FOG products rebounded nicely from a very weak first quarter.

“We’re getting positive OEM customer feedback for our new, small, high performance DSP-1750 fiber optic gyro and believe we will soon receive some meaningful production orders for this exciting new product,” said Mr. Kits van Heyningen. “Customers with applications in stabilized optics and autonomous vehicles are completing their final testing and have indicated that they intend to place orders that should result in additional sales in coming months. We have also had a very positive initial response to our new Series 1750 IMU that was launched simultaneously at trade shows in Europe and the United States in the beginning of June, and we’ve received a number of orders for trial units to support customer application integration testing.”

Addressing the company’s financial results, Patrick Spratt, KVH’s chief financial officer, said, “The second quarter revenue and earnings per share were in line with our expectations. Gross margin for the quarter improved sequentially to approximately 39%, reflecting product volume increases and the increasing airtime margins from the mini-VSAT Broadbandsm service. The mix of FOG revenue was weighted toward relatively lower margin products, which somewhat dampened overall product gross margin.”

Looking ahead, Mr. Spratt said, “We expect the mini-VSAT broadband business to continue to show solid growth. Our FOG business is showing signs of regaining momentum and we expect that our FOG product sales will show sequential and year-over-year growth during the second half of the year. We expect that initial TACNAV product shipments for the Saudi Arabian National Guard order could begin during the latter part of the third quarter. Contractually we are committed to ship a large quantity of these systems before the end of the fourth quarter, so the challenge we have in forecasting as it relates to this order is largely the timing of quantities between the two quarters. As a consequence, we expect that the second half of 2012 will reflect very strong results, and we are raising our fiscal year guidance. We now expect revenue for the year to be in the range of $130 million to $137 million, and EPS for the year to be in the range of $0.22 to $0.32 per diluted share. For the third quarter, the guidance range is purposely wide since the initial delivery schedule for the TACNAV units for Saudi Arabia is still being developed. For the third quarter, we expect total revenue to be in the range of $32 million to $37 million, and EPS to be in the range of $0.07 to $0.16 per share.”

Mr. Kits van Heyningen concluded, “We feel KVH is well positioned for continued growth. We’ve now shipped approximately 2500 TracPhone® V-series systems and our leadership position in the maritime VSAT market puts us in an excellent position to effectively compete for sales in this substantial and growing market. In addition, our new fiber optic gyro product line is winning customer acceptance that should result in solid orders in the months ahead and we now have a solid foundation of TACNAV orders which provide a good base of business spanning multiple quarters.”

Recent Operational Highlights:

•

June 28, 2012: The shipping company NYK selects KVH mini-VSAT Broadband for its containerships to support an initiative to share information between ship and shore for the innovative NYK IBIS project, an effort to reduce greenhouse gas emissions on ships to meet new global regulations.

•

June 25, 2012: KVH appoints Andesat as mini-VSAT Broadband reseller in South America, supporting efforts to bring mini-VSAT Broadband to fishing and oil and gas vessels throughout the South American region.

•

June 19, 2012: KVH wins a $2.8 million U.S. Army contract with an initial $1.3 million order for TACNAV Universal Multilingual Displays, which will be deployed as durable, all-weather Gunners’ Displays on the M119 howitzer.

•

June 7, 2012: KVH wins a record $35.6 million order for TACNAV navigation systems and associated installation services to help modernize equipment for the Saudi Arabian National Guard, reaffirming KVH’s leadership position in fielding battle-proven, high-performance navigational systems.

•	June 6, 2012: The new KVH Series 1750 IMU was launched at trade shows in Europe and the U.S. offering breakthrough performance in an ultra compact form factor.

•	June 5, 2012: KVH appoints leading MSS service provider and Inmarsat distribution partner MVS Group as a service provider for mini-VSAT Broadband service and TracPhone V-series onboard terminals.

•	June 4, 2012: KVH appoints leading MSS service provider Tesacom as a KVH mini-VSAT Broadband service provider in South America.

•	May 16, 2012: Northern Sky Research (NSR) market research study confirms Euroconsult report that KVH is the most widely used maritime VSAT service.

•

April 3, 2012: Satellite industry specialist Euroconsult published a report that concluded KVH’s mini-VSAT Broadband service was the maritime VSAT service market share leader with 16% of all activated terminals at the end of 2011, more than 20% higher than the next closest competitor.

KVH is webcasting its second quarter conference call live at 10:30 a.m. Eastern time today. The conference call can be accessed via the company’s website at http://investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries is a leading manufacturer of solutions that provide global high-speed Internet, television and voice services via satellite to mobile users at sea, on land, and in the air. KVH is also a premier manufacturer of high performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is based in Middletown, RI, with facilities in Illinois, Denmark, Norway, and Singapore.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, anticipated revenue growth, growth in market share, anticipated profitability, anticipated orders for our mobile communications and guidance and stabilization products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of extended economic weakness and continued high fuel prices on the sale and use of marine vessels; the need to increase sales of the TracPhone V7 and TracPhone V3 and related services to improve airtime gross margins; the need for or delays in qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand due to economic, seasonal, and other factors, particularly with respect to the TracPhone V7 and V3; potential declines in military sales, including to foreign customers; expenses associated with the launch of our new TracPhone V11 and global C-band airtime service; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for our defense products, including possible order cancellations; potential reductions in our overall gross margins in the event of a shift in product mix; and currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2012. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, Tri-Americas, CommBox, TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, E•Core, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Sales:
Product	$21,041	$24,331	$38,124	$43,215
Service	10,978	6,241	20,623	11,766

Net sales	32,019	30,572	58,747	54,981

Costs and expenses:
Costs of product sales	12,746	13,482	23,729	24,010
Costs of service sales	6,822	5,095	12,624	9,897
Research and development	3,059	2,878	6,199	5,853
Sales, marketing and support	5,547	5,976	10,879	11,175
General and administrative	2,918	2,550	5,866	5,477

Total costs and expenses	31,092	29,981	59,297	56,412

Income (loss) from operations	927	591	(550)	(1,431)
Interest income	109	67	212	132
Interest expense	85	57	167	113
Other income, net	39	1	76	15

Income (loss) before income tax benefit	990	602	(429)	(1,397)
Income tax (expense) benefit	(537)	(412)	(493)	53

Net income (loss)	$453	$190	$(922)	$(1,344)

Net income (loss) per common share:
Basic	$0.03	$0.01	$(0.06)	$(0.09)

Diluted	$0.03	$0.01	$(0.06)	$(0.09)

Weighted average number of common shares outstanding:
Basic	14,776	14,901	14,691	14,825

Diluted	14,887	15,200	14,691	14,825

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Cash, cash equivalents and marketable securities	$31,024	$30,570
Accounts receivable, net	22,264	25,959
Inventories	17,159	18,615
Deferred income taxes	1,033	1,281
Other current assets	2,942	2,552

Total current assets	74,422	78,977

Property and equipment, net	36,507	34,010
Deferred income taxes	5,403	5,405
Goodwill	4,426	4,426
Intangible assets, net	1,736	1,903
Other non-current assets	4,170	3,835

Total assets	$126,664	$128,556

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$15,315	$16,385
Deferred revenue	2,662	2,684
Current portion of long-term debt	134	131

Total current liabilities	18,111	19,200

Other long-term liabilities	128	135
Long-term debt, excluding current portion	3,485	3,553
Line of credit	7,000	9,000
Stockholders' equity	97,940	96,668

Total liabilities and stockholders' equity	$126,664	$128,556

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